                                                                    EXHIBIT 8.1



                                October 9, 1997



FPA Medical Management, Inc.
3636 Nobel Drive, 2nd Floor
San Diego, CA  92122


Ladies and Gentlemen:

        With reference to the Registration Statement on Form S-4 (the "Registration Statement") filed by FPA Medical Management, Inc., a Delaware corporation ("FPA"), with the Securities and Exchange Commission in connection with the Registration under the Securities Act of 1933, as amended, of shares of its common stock, par value $0.002 per share ("FPA Common Stock"), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 1, 1997 by and among Health Partners, Inc., a Delaware corporation ("HPI"), FPA and FPA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of FPA, which Merger Agreement is described therein and filed as Appendix A to the Registration Statement, we hereby confirm our opinions set forth under the caption "The Merger - Certain Federal Income Tax Consequences" in the Registration Statement.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein.


                                            Very truly yours,


                                            /s/ Pillsbury Madison & Sutro LLP